EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (the "**Agreement**") is made this 31st day of May 2018 (the "**Signature Date**") between ACASTI PHARMA INC. (the "**Company**") and Brian Groch (the "**Executive**") (collectively referred to as the "**Parties**")

RECITALS:

A. The Executive has valuable commercial and business development skills and experience which will be of assistance to the Company in managing its business in the challenging and rapidly changing business environment in which it operates.

B. The Company has offered the Executive employment on the terms set out in this Agreement, and the Executive has accepted the Company's offer, effective on the Effective Date (as defined below).

THEREFORE, the Parties agree as follows:

SECTION 1: DUTIES AND RESPONSIBILITIES

1.1 **Position**

Starting on June 1, 2018 (the "**Effective Date**"), the Executive will be employed full-time by the Company as its Chief Commercial Officer ("**CCO**"). The Executive will carry out those duties, responsibilities and reporting requirements which are ordinarily expected of a CCO, and such other reasonable duties as may from time to time be assigned by the CEO or the Board of Directors. The Executive will be fully covered under the Company's Director and Officer ("**D&O**") insurance policy. The Company will also indemnify the Executive in accordance with the Company's General By-Laws.

1.2 **Full Time and Attention and Duty of Loyalty**

The Executive shall devote full working time and attention in the performance of the Executive's duties with the Company and its affiliates. While an employee of the Company, the Executive will not, without obtaining the prior written consent of the Company, assume any other employment or engage in any other business, occupation or directorship, other than as a director of boards of directors for (i) charitable organizations or (ii) industry organizations related to the business of the Company. The Executive is a fiduciary of the Company and shall act at all times in the Company's best interests.

1.3 **Location**

The Executive's office shall be remote. It is the expectation of the Company that the Executive will operate out of the Company's headquarters in the Montreal area at least once per quarter.

1.4 Compliance with Rules and Policies

The Executive will comply with all Company rules and policies provided or made available to him, including the Code of Conduct and Insider Trading policy. The Company may, from time to time, amend, alter, change, delete or establish new rules and policies (collectively, the "**Revised Policies**") to meet the business needs of the Company. The Executive agrees that, immediately upon receiving notice of and access to such Revised Policies, the Executive's employment will be governed by such Revised Policies.

SECTION 2: REMUNERATION

2.1 Base Salary

The Executive will be paid an annual salary in the amount of US$280,000 (the "**Base Salary**"), payable in accordance with the Company's payroll practices for non-resident employees, as may be amended from time to time. Future increases in Base Salary (if any) will be at the sole discretion of the Board.

2.2 Annual At-Risk Incentive Compensation

(a) The Executive will be eligible to earn an annual bonus (the "**Bonus**") based on the achievement of metrics and goals established and evaluated by the Board, in its sole discretion. The maximum Bonus will be up to 40% of Base Salary and will be based on performance targets set by the Board. The calculated bonus in the first year will be prorated based on date of hire. There is no representation that a Bonus will be paid in any given year or that a Bonus in one year will be comparable to another year and under no circumstances is the Bonus to be considered part of the Executive's Base Salary or other regular employment income.

(b) The Bonus, if any, will be paid when the Company normally pays such Bonuses, and should be no later than 60 days following each applicable fiscal year end. If prior to the year end, the Executive's active employment with the Company ceases at the Executive's discretion, no Bonus will be paid. If, however, the Executive has received notice of termination, other than for cause, the Executive will still be eligible to earn a Bonus, pro-rated to the number of months of active employment completed by the Executive during that fiscal year, based on the achievement of metrics and goals established and evaluated by the Board, in its sole discretion, for that fiscal year.

(c) In addition to the Bonus, the Executive will be eligible for an additional performance incentive ("**Incentive**"). The Incentive will be outlined in a separate plan which may change from year to year as the Company moves from pre-commercial to a commercial stage of operation.

2.3 **Stock Options**

(a) The Executive shall be eligible to participate in the Company's Stock Option Plan, as approved by the Board and as amended from time to time (the "**Stock Option Plan**"). The vesting of stock options ("**Options**"), and the subsequent exercise of such Options shall be governed in all respects by the Stock Option Plan and the grant documents.

(b) Subject to the approval of the Board of Directors, the Executive shall be eligible to receive an initial Option grant to purchase up to 300,000 common shares of the Company at a strike price per Option equal to the closing price of the Company's common shares on the TSX Venture Exchange on the eve of the grant date. For greater certainty, this Agreement does not constitute a grant or issuance of or entitlement to any securities of the Company.

(c) The Executive will be eligible to receive additional annual grants. The quantum of such grants shall be set by the Board of Directors, in its discretion, having regard to Company practice and performance and the provisions of the Stock Option Plan, as amended from time to time.

2.4 **Benefits**

The Company agrees to reimburse the Executive $500 per month to cover his U.S. medical, dental, and vision insurance premium. The Company also agrees to cover 100% of any additional equivalent insurance coverage for his stay in Canada, if required. At such time as the Company provides a group insurance plan to U.S.-based employees, this reimbursement shall cease.

2.5 **Vacation**

The Executive's annual vacation entitlement will be four (4) weeks per year. Such entitlement will be prorated for the calendar year in which the Executive commences employment and for any other year of partial employment. The Executive is required to arrange vacation time to suit the needs of the Company. Vacation entitlements, including treatment of unused vacation time, shall be in accordance with the Company's vacation policy.

2.6 **Reimbursement of Expenses**

(a) The Company agrees to reimburse the Executive for any reasonable out of pocket expenses incurred in the course of performing his employment duties. Reimbursement will be conditional upon the Executive providing an itemized account and receipts. The Company may also provide the Executive with a credit card for such purposes and to facilitate the same.

(b) The Company shall also reimburse the Executive for the following expenses:

(i) Travel expenses for business travel in accordance with the Company's travel expense and reimbursement policy, including reimbursement for travel to Montreal office of the Company in economy air flights;

(ii) Home office expenses including the following: office supplies, postage, internet services, local and long-distance (including international service) call plans for land line, business cell phone including international service call plan, laptop computer, and IT services, as needed;

(iii) Canadian tax preparations and filings;

(iv) Business laptop; and

(v) Any other reasonable business expenses as covered in the Company's board approved budget (for example, this could include taking a consultant to lunch, or attendance at a conference).

SECTION 3: TERMINATION OF EMPLOYMENT

3.1 Termination by the Company for Cause

The Company may terminate the Executive's employment at any time for good and sufficient cause. "**Cause**" shall notably mean, but is not limited to: (i) an act of material dishonesty made by Executive in connection with Executive's carrying out his job responsibilities to Company that is intended to benefit Executive directly or indirectly, (ii) Executive's conviction of, or plea of *nolo contender* to, a felony which the Board reasonably believes had or will have a material detrimental effect on the Company's reputation or business, and (iii) a willful act by the Executive which constitutes gross misconduct and which is injurious to the Company or its affiliates.

If the Executive's employment is terminated for cause, no notice and/or severance will be provided.

3.2 Termination by the Company without Cause or Upon Change of Control or Termination by the Executive for Constructive Termination

(a) <u>"At-Will" Employment</u>. The Executive is employed on an "at-will" basis and thus has the right to terminate his employment with the Company at any time, for any reason, with or without notice. Similarly, the Company has the right to terminate the employment relationship at any time, for any reason, with or without notice. Any contrary representations, which may have been made to the Executive, are superseded by this Agreement. Any modifications to this "at-will" term of the Executive's employment must be in writing and signed by the Executive and the Company's President & CEO.

(b) <u>Constructive Termination</u>. A "Constructive Termination" shall be deemed to occur upon the occurrence, without the Executive's consent of any of the following:

(i) a material reduction in the Executive's Base Salary, other than any reduction that is also applicable in a substantially similar manner and proportion to other similarly situated executives of the Company;

(ii) A requirement by the Company that Executive relocate his principal place of employment outside of the metropolitan area where the Executive has his principal business office; or

(iii) A materially adverse change in the Executive's authority, duties or responsibilities;

provided, however, that the events described in (i)-(iii) above shall constitute a Constructive Termination only if the Company fails to cure such event within thirty (30) days after receipt from the Executive of a written notice of the event which constitutes a Constructive Termination; and provided, further, that a "Constructive Termination" shall cease to exist for an event or circumstance on the ninetieth (90th) day following the later of its occurrence or the Executive's knowledge thereof, unless the Executive have given the Company written notice thereof.

(c) Severance Payments. Should the Company terminate the Executive's employment without cause or should the Executive terminate his employment as a result of a Constructive Termination, the Company will pay the Executive an amount equal to six (6) months of Base Salary (the "**Severance Payment**"). The Severance Payment will be adjusted in the future should the Company adopt a more favorable policy for its executives. Should the Executive's employment be terminated without cause upon a "Change of Control" event, as such term is defined under the Corporation Stock Option Plan, the Severance Payment will be equal to twelve (12) months of Base Salary.

(d) The foregoing arrangements set out in (c) fully satisfy the Company's and all affiliates' obligations to the Executive in respect of the termination of his employment and he will not be entitled to further notice of termination or severance pay under common law, civil law or contract. The Executive irrevocably acknowledges and agrees that the foregoing arrangements constitute full compensation in lieu of any reasonable notice to which the Executive may claim to be entitled, now or in the future; the Executive further agrees and acknowledges that the Severance Payment set out in (b) is conditional upon the Executive executing at time of termination of employment a full and final release to the benefit of the Company.

3.3 **Actions Required Upon Termination**

Upon termination of the Executive's employment for any reason, the Executive shall (i) upon the request of the Company, re-confirm and acknowledge the Executive's agreement to be bound by the covenants and restrictions in SECTION 4, (ii) promptly return all Company property and records, in whatever form, to the Company and (iii) upon the request of the Company,

immediately resign from any and all director or officer positions he may hold with the Company or its affiliates.

SECTION 4: EXECUTIVE COVENANTS

4.1 Non-Disparagement

The Executive shall not assist with, engage in or authorize the making or publishing of written or oral statements or remarks which are disparaging, deleterious or damaging to the integrity, reputation or goodwill of the Company, any affiliates, and/or their management.

The Company shall not assist with, engage in or authorize the making or publishing of written or oral statements or remarks which are disparaging, deleterious or damaging to the integrity, reputation or goodwill of the Executive.

4.2 Confidential Information and Intellectual Property

The Executive shall sign and be bound by the standard Company's Confidentiality and Intellectual Property Agreement.

4.3 Non-Competition

The Executive will not, either while employed with the Company or for a period of twelve (12) months subsequent to the Executive's termination of employment for any reason, without the Company's express written consent, either as an individual, or in conjunction with any other person, firm, corporation, or other entity, whether acting as a principal, agent, professional, manager, executive, consultant or similar capacity, engage in or in any way be concerned with any competitor of the Company within Canada or the United States. For the purposes of this Section and Section 4.5, a competitor of the Company is any business engaged in the development, manufacturing or commercialization of marine-derived omega-3 phospholipids, whether extracted from krill or from other marine sources, for any application or in any industry, including the nutraceutical or pharmaceutical industries. Should the Company business cease given it has not been able to fund its continued operations, then this section 4.3 will no longer be applicable.

4.4 Non-Solicitation and Non-Interference

The Executive will not, either while employed with the Company or for a period of twelve (12) months subsequent to the Executive's termination of employment for any reason, without the Company's express written consent, either as an individual, or in conjunction with any other person, firm, corporation, or other entity, whether acting as a principal, agent, manager, executive, consultant or similar capacity, within Canada and the United States or any other country in which the Company carries on a business for which the Executive had responsibilities in last five (5) years of employment:

(a) solicit, attempt to solicit, or communicate in any way with any employees or full-time consultants of the Company for the purpose of having such employees

employed or in any way engaged by another person, firm, corporation, or other entity.

4.5 Acknowledgement

Due to the sensitive nature of the Executive's position and the special access that the Executive will have to the Company's confidential information and intellectual property, the Executive will be in a position to irreparably harm the Company should the Executive (either during the Executive's term of employment with the Company, or subsequent to the termination of such employment) enter into competition with the Company (directly or indirectly) or otherwise make use of the specialized knowledge, contacts and connections obtained during the Executive's employment to the detriment of the Company. The Executive acknowledges that the unauthorized use or disclosure of such information could irreparably damage the Company's interests if made available to a competitor, or if used against the Company for competitive purposes. The Executive agrees that the covenants and restrictions contained in this Section 4 are reasonable and valid in terms of time, scope of activities and geographical limitations and understands and agrees that they are vital consideration for the purposes of the Company entering into this Agreement. Competition in this section will be considered as defined in section 4.3. The Executive further acknowledges that a breach on any of his obligations under Section 4 shall entitle the Company to seek interim, interlocutory and permanent interim injunctive relief without proof of actual damages, specific performance or other equitable remedy in addition to any other relief to which the Company may be entitled.

SECTION 5: GENERAL

5.1 Eligibility to Perform Services

The Executive hereby represents and warrants that the Executive is not bound by any agreement, including any restrictive covenants, that may restrict the Executive from accepting employment with the Company and performing the duties assigned to him pursuant to this agreement.

5.2 Severability

If, in any jurisdiction, any provision of this Agreement or its application to either Party or circumstance is restricted, prohibited or unenforceable, the provision shall, as to that jurisdiction, be ineffective only to the extent of the restriction, prohibition or unenforceability without invalidating the remaining provisions of this Agreement and without affecting the validity or enforceability of such provision in any other jurisdiction, or without affecting its application to other parties or circumstances.

5.3 Entire Agreement

This Agreement, including the attached schedules and the agreements and other documents referenced in this Agreement, constitute the entire agreement between the Parties in respect of the employment of the Executive, and supersede and replace any and all prior agreements, understandings, representations, negotiations and discussions, whether express or implied, oral or written, pre-contractual or otherwise.

5.4 Legal Advice

The Executive acknowledges that the Executive has read and understands the terms and conditions contained in this Agreement, and that the Company has provided a reasonable opportunity for the Executive to seek independent legal advice prior to executing this Agreement.

5.5 Successors and Assigns

This Agreement will be binding upon and inure to the benefit of the Company and any successor to the Company, including without limitation any persons acquiring directly or indirectly all or substantially all of the business or assets of the Company whether by purchase, merger, consolidation, reorganization or otherwise (and such successor will thereafter be deemed the "Company" for the purposes of this Agreement), but will not otherwise be assignable, transferable or delegable by the Company

5.6 Survival of provisions

Section 4 of this Agreement shall survive the termination of this Agreement and the termination of the Executive's employment for any reason and the obligation set out therein shall remain binding upon the Executive.

5.7 Governing Law

This Agreement is a contract made under and shall be governed by and construed in accordance with, the laws of the State of Texas.

5.8 Currency and Withholding

Unless otherwise specified, all references to money amounts are to the lawful currency of the United States. All payments made by the Company to the Executive or for the benefit of the Executive shall be less applicable withholdings and deductions.

5.9 Interpretation and Language

The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and the Agreement shall be interpreted without regard to any presumption or other rule requiring interpretation of the Agreement more strongly against the Party causing it to be drafted.

The parties acknowledge that they have agreed that the present Agreement as well as all documents and notices pursuant hereto or relating directly or indirectly hereto be drawn up in English.

6,0 Acceptance

By execution of this document, the Executive acknowledges that he has read, understands and accepts these terms and conditions of employment. He further understands that while his salary,

benefits, job title and job duties may change from time to time without a written modification of this agreement, the at-will term of his U.S.-based employment is a term of employment which cannot be altered or modified except in writing, signed by the Executive and the Company's President & CEO.

(signatures follow on the next page)

IN WITNESS OF WHICH the Parties have duly executed this Agreement:

ACASTI PHARMA INC.

By: ______________________

Name: Jan D'Alvise

Title: President and CEO

____

Brian Groch

Executive